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                                                                   Exhibit  23.6

                      Consent of Roth Capital Partners, LLC


August 4, 2003


Board of Directors
U.S. Home & Garden Inc.
655 Montgomery Street
San Francisco, CA 94111


         We hereby consent to the inclusion of and reference to (a) our opinion dated July 30, 2003 regarding the fairness of consideration proposed to be paid by Easy Gardener Products, Ltd. to U.S. Home & Garden Inc. pursuant to the transactions contemplated by the Asset Purchase Agreement dated as of December 11, 2002, the Amendment dated May 23, 2003 and the proposed Amendment dated July 31, 2003 (the "Asset Agreement"), and (b) our opinion dated July 30, 2003 regarding the financial viability of Easy Gardener Products, Ltd. to meet certain financial requirements upon the closing of the transaction contemplated by the Asset Agreement, each as delivered to the Board of Directors of U.S. Home & Garden Inc., in the Registration Statement on Form S-4 of Easy Gardener Products, Ltd. and U.S. Home & Garden Trust I as co-registrants (the "Registration Statement"). In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.





/s/ Roth Capital Partners, LLC

Roth Capital Partners, LLC
24 Corporate Plaza
Newport Beach, CA 92660